ARTICLES OF MERGER

OF

DALA SUBSIDIARY CORP.

(a Nevada corporation)

WITH AND INTO

KONATEL, INC.

(a Nevada corporation)

Pursuant to the provisions of Section 92A.100 of the Nevada Revised Statutes (the “NRS”), it is hereby certified that:

ARTICLE I

Surviving Corporation

1.

The name of the corporation surviving the merger is KonaTel, Inc., whose address is 1910 Minno Drive, Suite 210, Johnstown, Pennsylvania 15905.

2.

The surviving corporation is a domestic corporation existing pursuant to the provisions of the NRS incorporated effective October 14, 2014.

3.

The effective date of the merger described herein shall be the filing date with the Nevada Secretary of State.

ARTICLE II

Non-Surviving Corporation

The non-surviving corporation, Dala Subsidiary Corp., is a domestic corporation existing pursuant to the provisions of the NRS incorporated on November 13, 2017.

ARTICLE III

Plan of Merger

The Agreement and Plan of Merger containing such information as required by Section 92A.200 of the NRS is set forth in Exhibit A attached hereto and made a part hereof.

ARTICLE IV

Manner of Adoption and Vote of Surviving Corporation

A Joint Unanimous Consent of Directors and Sole Shareholder of KonaTel, Inc., the surviving corporation, was executed by the Board of Directors and the sole shareholder entitled to vote on November 15, 2017.

ARTICLE V

Manner of Adoption and Vote of Non-Surviving Corporation

A Joint Written Consent Resolutions of the Board of Directors and the Sole Shareholder of Dala Subsidiary Corp., the non-surviving corporation, was executed by the Board of Directors and the sole shareholder on November 15, 2017.

IN WITNESS WHEREOF, the undersigned, being the President of the surviving corporation, has executed these Articles of Merger and hereby verifies, subject to penalties of perjury, that the statements contained herein are true, as of this 18th day of December, 2017.

/s/ D. Sean McEwen

D. Sean McEwen, President

KonaTel, Inc.

Exhibit A

Agreement and Plan of Merger

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